FIFTH AMENDMENT TO THE
DISTRIBUTION AGREEMENT

THIS FIFTH AMENDMENT, dated as of February 25, 2014, to the Distribution Agreement dated as of April 6, 2011, as amended September 18, 2012, October 12, 2012, November 14, 2012 and August 21, 2013 (the “Agreement”) is entered into by and between Managed Portfolio Series, a Delaware statutory trust (the “Trust”) on behalf of its series, listed on Exhibit A attached hereto, and Quasar Distributors, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement to add the Tortoise VIP MLP & Pipeline Portfolio, in the manner set forth herein;

NOW THEREFORE, pursuant to section 12 of the Agreement, the parties hereby amend the Agreement as follows:

Amended Exhibit A of the Agreement shall be amended and replaced in its entirety by the Amended Exhibit A attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

MANAGED PORTFOLIO SERIES	QUASAR DISTRIBUTORS, LLC

By: /s/ James R. Arnold	By: /s/ James R. Schoenike

Name: James R. Arnold	Name: James R. Schoenike

Title: President	Title: President

Amended Exhibit A

to the Distribution Agreement

Separate Series of Managed Portfolio Series

Name of Series
Tortoise MLP & Pipeline Fund
Tortoise North American Energy Independence Fund
Tortoise Energy Income Select Fund
Tortoise Select Opportunity Fund
Tortoise VIP MLP & Pipeline Portfolio